EXHIBIT 16.1

May 11, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: WeTrade Group Inc.

Ladies and Gentlemen:

We have read the statements in the Form 8-K, dated May 11, 2023 of WeTrade Group Inc. (the “Registrant”) and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Registrant in the Form 8-K.

Very truly yours,

/s/ TAAD, LLP
Diamond Bar, California